MUELLER WATER PRODUCTS REPORTS 2019 FIRST QUARTER RESULTS

Increased Organic Net Sales 8.1% Driven by Both Infrastructure and Technologies

ATLANTA, GA, February 4, 2019 - Mueller Water Products, Inc. (NYSE: MWA) announced today that for its fiscal 2019 first quarter ended December 31, 2018, net sales were $192.8 million and net loss was $21.0 million, primarily due to the Walter Energy Accrual (defined below).
In the 2019 first quarter, the Company:

•	Increased net sales 8.1 percent, or $14.5 million, to $192.8 million, as compared with $178.3 million in the prior year quarter.

•	Recorded a $37.4 million accrual based on a proposed IRS calculation of the liability related to the ongoing dispute regarding Walter Energy tax returns (“Walter Energy Accrual”).

•
Generated operating income of $15.9 million, as compared with operating income of $20.7 million in the prior year quarter. Increased adjusted operating income 22.4 percent to $19.1 million as compared with $15.6 million in the prior year quarter.

•
Reported a net loss of $21.0 million, primarily due to the Walter Energy Accrual, as compared with net income of $55.1 million in the prior year quarter, which included the impact of the new tax law. Improved adjusted net income 31.8 percent to $11.6 million as compared with $8.8 million in the prior year quarter.

•
Reported net loss per diluted share of $0.13, primarily due to the Walter Energy Accrual, as compared with net income per diluted share of $0.34 in the prior year quarter, which included the impact of the new tax law. Increased adjusted net income per diluted share to $0.07 as compared with $0.06 in the prior year quarter.

•	Increased adjusted EBITDA 20.4 percent to $31.3 million as compared with $26.0 million in the prior year quarter.

•	Completed acquisition of Krausz Industries, Ltd., a manufacturer of pipe couplings, grips and clamps, which will be included in the Company’s operating results beginning January 1, 2019.
“I am pleased with our team’s performance this quarter as their execution helped deliver a solid start to the year. We generated 8.1 percent organic net sales growth and a 22.4 percent increase in adjusted operating income in the quarter as higher pricing and our improved manufacturing performance more than offset inflation,” said Scott Hall, President and Chief Executive Officer of Mueller Water Products.
“We completed our acquisition of Krausz Industries, Ltd., which is our largest acquisition in over a decade and are working closely with the Krausz team members to plan and execute future growth initiatives. We remain very excited about adding a high quality product portfolio for the pipe repair market, and realizing the potential sales and operating synergies we can achieve together. Over the long-term, Krausz’s family of products allows us to address a broader scope of needs across the water infrastructure system and to increase our global presence.

“We are increasing our expectations for 2019 to reflect the impact of the Krausz acquisition. We expect to increase our consolidated net sales between 8 and 10 percent in 2019, with adjusted EBITDA growth between 14 and 17 percent and organic adjusted income growth between 7 and 9 percent. This excludes the impact of one-time costs associated with the Krausz acquisition.
“Despite an increasingly challenging economic environment, including an expected slower rate of growth in residential construction, I am confident in our ability to drive growth through continued focused execution of our key strategies. In addition, we have a strong balance sheet and free cash flow generation that enable us to continue to reinvest and grow our business through a combination of capital investments and acquisitions, while returning cash to shareholders through dividends and share repurchases.”
Walter Energy Tax Liability Update
After extensive work and discussions with the IRS, the Department of Justice, the Walter Energy, Inc. (“Walter Energy”) bankruptcy trustee, and other involved parties and experts, the IRS has provided the Company with a $37.4 million calculation of the tax liability emanating from the activities of certain businesses of the Company’s former parent, Walter Energy (the “Walter Tax Liability”; refer to the Company’s Form 10-K for the fiscal year ended September 30, 2018 for a more detailed discussion of the issues associated with the Walter Tax Liability).  The IRS calculation includes interest amounts calculated through January 31, 2019 which will continue to accrue until the matter is finalized.  Accordingly, for the quarter ended December 31, 2018, the Company recorded a $37.4 million accrual (“Walter Energy Accrual”) related to the Walter Tax Liability.  The Walter Energy Accrual consists of approximately $7.4 million in unpaid taxes and $30.0 million of related interest.  While the Company’s previous activities and tax positions were not the source of the Walter Tax Liability, since the Company was a member of the Walter Energy consolidated tax group in certain historic periods, under federal law, each member of a consolidated group for U.S. federal income tax purposes can be severally liable for the federal income tax liability of each other member of the consolidated group for any year in which it was a member of the consolidated tax group.  Thus, the Company is recording the Walter Energy Accrual due to the operation of several liability under federal law.  The Company is continuing to work with the other parties involved in this matter in an effort to negotiate a settlement with respect to the Walter Tax Liability.
Consolidated Results
Net sales for the 2019 first quarter increased $14.5 million, or 8.1 percent, to $192.8 million, as compared with $178.3 million in the 2018 first quarter with growth in both segments.
Adjusted operating income increased 22.4 percent to $19.1 million for the 2019 first quarter as compared with $15.6 million in the 2018 first quarter with improved performance in both segments.
Segment Results
Infrastructure
Net sales for the 2019 first quarter increased $11.9 million, or 7.4 percent, to $172.0 million, as compared with $160.1 million in the 2018 first quarter, due to higher shipment volumes and higher pricing.

Operating income and adjusted operating income were $30.9 million in the quarter. Adjusted operating income increased 10.0 percent over the $28.1 million achieved in the prior year quarter, primarily due to shipment volume growth, higher pricing and improved manufacturing performance, partially offset by higher costs associated with inflation and SG&A expenses.
Adjusted EBITDA increased 10.5 percent to $41.0 million as compared with $37.1 million in the prior year quarter.
Technologies
Net sales for the 2019 first quarter increased $2.6 million, or 14.3 percent, to $20.8 million, as compared with $18.2 million in the 2018 first quarter due to higher volumes.
Operating loss and adjusted operating loss were $3.7 million in the 2019 first quarter. Adjusted operating loss improved $0.9 million as compared with $4.6 million in the prior year quarter, primarily due to improved manufacturing performance, higher volumes and lower SG&A, partially offset by higher costs associated with inflation.
Adjusted EBITDA improved $1.5 million to a loss of $1.7 million as compared with a loss of $3.2 million in the prior year quarter.
Income Taxes
For the 2019 first quarter, the Company reported income tax benefit of $5.9 million, or 21.9 percent of loss before tax. This includes a $7.7 million benefit on the Walter Energy Accrual and a $0.6 million favorable adjustment related to the one-time provisional expense of $7.5 million recorded in the prior year for the transition tax on previously-untaxed, undistributed foreign earnings.
2019 Business Outlook
The Company’s following full year 2019 expectations reflect the current business environment and include the impact from the acquisition of Krausz Industries Ltd., which will commence January 1, 2019.

•
Growth in all end markets with municipal spending growth in the low to mid-single digit range, residential construction growth in the low-single digit range and natural gas distribution growth in the mid-single digit range.

•
Consolidated net sales growth between 8 and 10 percent, including the benefit from the acquisition of Krausz Industries, with organic sales growth supported by increased volume growth and higher pricing.

•
Based on the current outlook for product mix and inflation, adjusted EBITDA growth between 14 and 17 percent (from $180.0 million of adjusted EBITDA in 2018) with no change in our expectations for full year organic adjusted operating income growth.

•	Depreciation and amortization between $51 million and $54 million, which excludes amortization related to the acquisition of Krausz.

•	Corporate SG&A expenses between $35 million and $37 million.

•
Net interest expense between $22 million and $23 million, reflecting lower interest income as a result of funding the Krausz acquisition with cash on hand, and an adjusted annual effective income tax rate between 25 and 27 percent.

•	Capital expenditures between $58 million and $62 million.

Conference Call Webcast
Mueller Water Products’ quarterly earnings conference call will take place Tuesday February 5, 2019 at 9:00 a.m. ET. Members of Mueller Water Products’ leadership team will discuss the Company’s recent financial performance and respond to questions from financial analysts. A live webcast of the call will be available on the Investor Relations section of the Company’s website. Please go to the website (www.muellerwaterproducts.com) at least 15 minutes prior to the start of the call to register, download and install any necessary software. A replay of the call will be available for 30 days and can be accessed by dialing 1-800-219-6387. An archive of the webcast will also be available on the Investor Relations section of the Company’s website.
Use of Non-GAAP Measures
In an effort to provide investors with additional information regarding the Company’s results as determined under GAAP, the Company also provides non-GAAP information that management believes is useful to investors. These non-GAAP measures have limitations as analytical tools, and securities analysts, investors and other interested parties should not consider any of these non-GAAP measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.
The Company presents adjusted net income, adjusted net income per diluted share, adjusted operating income, adjusted operating margin, adjusted EBITDA and adjusted EBITDA margin as performance measures because management uses these measures in evaluating the Company’s underlying performance on a consistent basis across periods and in making decisions about operational strategies. Management also believes these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company’s recurring performance.
The Company presents net debt and net debt leverage as performance measures because management uses them in evaluating its capital management, and the investment community commonly uses them as measures of indebtedness. The Company presents free cash flow because management believes it is commonly used by the investment community to measure the Company’s ability to create liquidity.
The calculations of these non-GAAP measures and reconciliations to GAAP results are included as an attachment to this press release and have been posted online at www.muellerwaterproducts.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events or developments that we intend, expect, plan, project, believe or anticipate will or may occur in the future are forward-looking statements, including statements regarding our go-to-market strategies, operational excellence, acceleration of new product development, continued growth in our end markets, net sales growth, organic adjusted operating income and adjusted EBITDA growth, capital allocation and growth strategies and future warranty charges. Forward-looking statements are based on certain assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions and expected future developments.

Actual results and the timing of events may differ materially from those contemplated by the forward-looking statements due to a number of factors, including regional, national or global political, economic, market and competitive conditions, cyclical and changing demand in core markets such as municipal spending, residential and non-residential construction, and natural gas distribution, manufacturing and product performance, expectations regarding higher volumes, continued execution of our cost productivity initiatives and improved pricing, warranty exposures (including the adequacy of our warranty reserves), our ability to successfully resolve the issues associated with the Walter Tax Liability, changing regulatory, trade and tariff conditions, the failure to realize any of the anticipated benefits of our acquisition of Krausz within the time period currently expected, the risk that the integration of Krausz’s operations into our own will be more costly, difficult or time consuming than expected, and other factors that are described in the section entitled “RISK FACTORS” in Item 1A of our most recently filed Annual Report on Form 10-K. Undue reliance should not be placed on any forward-looking statements.  We do not have any intent to update forward-looking statements, except as required by law.
About Mueller Water Products, Inc.
Mueller Water Products, Inc. (NYSE: MWA) is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products and systems, leak detection, and pipe condition assessment. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com.
Mueller refers to one or more of Mueller Water Products, Inc. a Delaware corporation (“MWP”), and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. MWP brands include Mueller®, Echologics®, Hydro Gate®, Hydro-Guard®, HYMAX®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands and krauszusa.com to learn more.

Investor Relations Contact: Whit Kincaid
770-206-4116
wkincaid@muellerwp.com

Media Contact: Yolanda Kokayi
770-206-4131
ykokayi@muellerwp.com

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MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (1) (UNAUDITED)

	December 31,	September 30,
	2018	2018
	(in millions, except share amounts)
Assets:
Cash and cash equivalents	$198.8	$347.1
Receivables, net	115.1	164.3
Inventories	194.9	156.6
Other current assets	20.9	17.5
Total current assets	529.7	685.5
Property, plant and equipment, net	168.1	150.9
Goodwill	113.5	12.1
Intangible assets	412.6	408.1
Other noncurrent assets	35.2	35.3
Total assets	$1,259.1	$1,291.9

Liabilities and equity:
Current portion of long-term debt	$0.8	$0.7
Accounts payable	63.5	90.0
Other current liabilities	104.2	76.4
Total current liabilities	168.5	167.1
Long-term debt	444.8	444.3
Deferred income taxes	78.4	79.2
Other noncurrent liabilities	28.5	36.5
Total liabilities	720.2	727.1

Commitments and contingencies

Common stock: 600,000,000 shares authorized; 158,081,200 and 157,332,121 shares outstanding at December 31, 2018 and September 30, 2018, respectively	1.6	1.6
Additional paid-in capital	1,440.2	1,444.5
Accumulated deficit	(871.0)	(850.0)
Accumulated other comprehensive loss	(33.6)	(32.8)
Total Company stockholders’ equity	537.2	563.3
Noncontrolling interest	1.7	1.5
Total equity	538.9	564.8
Total liabilities and equity	$1,259.1	$1,291.9

(1) Includes opening balance sheet for Krausz Industries at December 31, 2018.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	December 31,
	2018	2017
	(in millions, except per share amounts)
Net sales	$192.8	$178.3
Cost of sales	132.7	122.9
Gross profit	60.1	55.4
Operating expenses:
Selling, general and administrative	41.0	39.8
Gain on sale of idle property	—	(9.0)
Strategic reorganization and other charges	3.2	3.9
Total operating expenses	44.2	34.7
Operating income	15.9	20.7
Other expense (income):
Pension cost (benefit) other than service	(0.1)	0.2
Interest expense, net	5.5	5.2
Walter Energy accrual (1)	37.4	—
Net other expense	42.8	5.4
Income (loss) before income taxes	(26.9)	15.3
Income taxes:
Recurring-basis income tax expense (benefit)	2.4	2.8
Tax benefit of Walter Energy accrual	(7.7)	—
One-time impacts from tax legislation (2)	(0.6)	(42.6)
Income tax expense (benefit)	(5.9)	(39.8)
Net income (loss)	$(21.0)	$55.1

Net income (loss) per basic share	$(0.13)	$0.35

Net income (loss) per diluted share	$(0.13)	$0.34

Weighted average shares outstanding:
Basic	157.7	158.5
Diluted	158.8	160.0

Dividends declared per share	$0.05	$0.04

(1) For the quarter ended December 31, 2018, the IRS proposed a calculation of the liability related to their ongoing dispute regarding Walter Energy tax returns. As a matter of law, as a former member of Walter Energy’s consolidated tax returns, the Company is severally liable for any unpaid federal income tax of the consolidated group. Accordingly, the Company has recorded an accrual for the amount the IRS has proposed. The amount accrued includes $7.4 million for the underlying tax matter, which is not deductible for federal income tax purposes, and $30 million of related interest.

(2) U.S. federal income tax legislation was enacted during the quarter ended December 31, 2017. That quarter included a $42.6 million provisional income tax benefit for the required remeasurement of net deferred tax liabilities to reflect the enacted tax rates in effect when the Company expects to recognize the related tax expenses or benefits. The quarter ended December 31, 2018 included a $0.6 million income tax benefit for the finalized calculation of this legislation’s “transition tax.”

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended
	December 31,
	2018	2017
	(in millions)
Operating activities:
Net income (loss)	$(21.0)	$55.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	6.1	4.9
Amortization	6.0	5.7
Stock-based compensation	1.7	2.0
Retirement plans	0.3	0.7
Deferred income taxes	(2.2)	(39.7)
Gain on sale	—	(9.0)
Other, net	1.2	0.7
Changes in assets and liabilities, net of acquisitions:
Receivables	57.7	38.4
Inventories	(21.9)	(16.3)
Other assets	(3.5)	(0.8)
Walter Energy accrual	37.4	—
Other liabilities	(51.9)	(41.2)
Net cash provided by operating activities	9.9	0.5
Investing activities:
Capital expenditures	(15.9)	(6.4)
Proceeds from sales of assets	—	7.4
Acquisitions, net of cash acquired	(123.0)	—
Net cash provided by (used in) investing activities	(138.9)	1.0
Financing activities:
Repayment of Krausz debt	(13.2)	—
Dividends	(7.9)	(6.3)
Employee taxes related to stock-based compensation	(1.2)	(1.8)
Common stock issued	3.1	4.3
Stock repurchased under buyback program	—	(10.0)
Repayment of debt	—	(1.2)
Other	0.4	—
Net cash used in financing activities	(18.8)	(15.0)
Effect of currency exchange rate changes on cash	(0.5)	0.1
Net change in cash and cash equivalents	(148.3)	(13.4)
Cash and cash equivalents at beginning of period	347.1	361.7
Cash and cash equivalents at end of period	$198.8	$348.3

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF GAAP TO NON-GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2018
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$172.0	$20.8	$—	$192.8

Gross profit	$56.8	$3.3	$—	$60.1
Selling, general and administrative expenses	25.9	7.0	8.1	41.0
Strategic reorganization and other charges	—	—	3.2	3.2
Operating income (loss) (1)	$30.9	$(3.7)	$(11.3)	$15.9

Operating margin	18.0%	(17.8)%		8.2%

Capital expenditures	$14.8	$1.1	$—	$15.9

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net loss				$(21.0)
Walter Energy accrual				37.4
Strategic reorganization and other charges				3.2
Transition tax benefit				(0.6)
Discrete tax benefit of Walter Energy accrual				(7.7)
Income tax benefit of adjusting items				0.3
Adjusted net income				$11.6

Weighted average diluted shares outstanding				158.8

Adjusted net income per diluted share				$0.07

Net loss				$(21.0)
Income tax expense (benefit) (1)				(5.9)
Interest expense, net (1)				5.5
Walter Energy accrual				37.4
Pension costs other than service				(0.1)
Operating income (loss)	$30.9	$(3.7)	$(11.3)	15.9
Strategic reorganization and other charges	—	—	3.2	3.2
Adjusted operating income (loss)	30.9	(3.7)	(8.1)	19.1
Pension costs other than service	—	—	0.1	0.1
Depreciation and amortization	10.1	2.0	—	12.1
Adjusted EBITDA	$41.0	$(1.7)	$(8.0)	$31.3

Adjusted operating margin	18.0%	(17.8)%		9.9%

Adjusted EBITDA margin	23.8%	(8.2)%		16.2%

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF GAAP TO NON-GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2018
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Adjusted EBITDA	$41.0	$(1.7)	$(8.0)	$31.3
Three prior quarters’ adjusted EBITDA	180.5	(0.9)	(25.6)	154.0
Trailing twelve months’ adjusted EBITDA	$221.5	$(2.6)	$(33.6)	$185.3

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$0.8
Long-term debt				444.8
Total debt				445.6
Less cash and cash equivalents				198.8
Net debt				$246.8

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				1.3x

Reconciliation of free cash flow to net cash provided by operating activities:
Net cash provided by operating activities				$9.9
Less capital expenditures				(15.9)
Free cash flow				$(6.0)

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF GAAP TO NON-GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2017
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Net sales	$160.1	$18.2	$—	$178.3

Gross profit	$52.5	$2.9	$—	$55.4
Selling, general and administrative expenses	24.4	7.5	7.9	39.8
Gain on sale of idle property	—	—	(9.0)	(9.0)
Strategic reorganization and other charges	—	0.1	3.8	3.9
Operating income (loss) (1)	$28.1	$(4.7)	$(2.7)	$20.7

Operating margin	17.6%	(25.8)%		11.6%

Capital expenditures	$4.8	$1.5	$0.1	$6.4

Reconciliation of non-GAAP performance measures to GAAP performance measures:
Net income				$55.1
Income tax benefit from remeasuring deferred income tax balances				(42.6)
Gain on sale of idle property				(9.0)
Strategic reorganization and other charges				3.9
Income tax benefit of adjusting items				1.4
Adjusted net income				$8.8

Weighted average diluted shares outstanding				160.0

Adjusted net income per diluted share				$0.06

Net income				$55.1
Income tax expense (1)				(39.8)
Interest expense, net (1)				5.2
Pension costs other than service				0.2
Operating income (loss)	$28.1	$(4.7)	$(2.7)	20.7
Gain on sale of idle property	—	—	(9.0)	(9.0)
Strategic reorganization and other charges	—	0.1	3.8	3.9
Adjusted operating income (loss)	28.1	(4.6)	(7.9)	15.6
Pension costs other than service	(0.1)	—	(0.1)	(0.2)
Depreciation and amortization	9.1	1.4	0.1	10.6
Adjusted EBITDA	$37.1	$(3.2)	$(7.9)	$26.0

Adjusted operating margin	17.6%	(25.3)%		8.7%

Adjusted EBITDA margin	23.2%	(17.6)%		14.6%

(1) We do not allocate interest or income taxes to our segments.

MUELLER WATER PRODUCTS, INC. AND SUBSIDIARIES SEGMENT RESULTS AND RECONCILIATION OF GAAP TO NON-GAAP PERFORMANCE MEASURES (UNAUDITED)

	Quarter ended December 31, 2017
	Infrastructure	Technologies	Corporate	Consolidated
	(dollars in millions, except per share amounts)
Adjusted EBITDA	$37.1	$(3.2)	$(7.9)	$26.0
Three prior quarters’ adjusted EBITDA	168.2	(3.6)	(26.3)	138.3
Trailing twelve months’ adjusted EBITDA	$205.3	$(6.8)	$(34.2)	$164.3

Reconciliation of net debt to total debt (end of period):
Current portion of long-term debt				$5.6
Long-term debt				474.3
Total debt				479.9
Less cash and cash equivalents				348.3
Net debt				$131.6

Net debt leverage (net debt divided by trailing twelve months’ adjusted EBITDA)				0.8x

Reconciliation of free cash flow to net cash used in operating activities:
Net cash used in operating activities				$0.5
Less capital expenditures				(6.4)
Free cash flow				$(5.9)